As filed with the Securities and Exchange Commission on August 1, 2018
Registration No. 333-160660

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida		59-3157093
(State or other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

250 Technology Park
Lake Mary, Florida 32746
(Address of principal executive offices) (Zip code)

FARO Technologies, Inc. 2009 Equity Incentive Plan
(Full title of the plan)

Jody S. Gale		With copies to:
Senior Vice President,		Janelle Blankenship, Esq.
General Counsel and Secretary		Faegre Baker Daniels LLP
FARO Technologies, Inc.		600 E. 96th Street, Suite 600
250 Technology Park		Indianapolis, Indiana 46240
Lake Mary, Florida 32746		(317) 569-9600
(407) 333-9911
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

FARO Technologies, Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 2 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “Prior Plan”), which were originally registered by the Registrant on a registration statement on Form S-8 (File No. 333-160660) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on July 17, 2009, as amended by the Post-Effective Amendment No. 1 thereto filed on July 31, 2014 (the “Prior Plan Registration Statement”).

On April 15, 2014, the Board of Directors adopted, subject to shareholder approval, the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Plan”). On May 29, 2014, the 2014 Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders. On May 11, 2018, the 2014 Plan was amended. The 2014 Plan provides, among other things, that any shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), underlying awards outstanding as of May 29, 2014 under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason are available for issuance under the 2014 Plan.

As of the date of this Post-Effective Amendment, the total number of shares of Common Stock underlying awards outstanding as of May 29, 2014 under the Prior Plan that were terminated or expired unexercised, or were cancelled, forfeited or lapsed since May 29, 2014 is 297,661 (the “Newly Available Prior Plan Shares”). These Newly Available Prior Plan Shares are no longer available for new awards under the Prior Plan and will not be issued under the Prior Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register 1,000,000 additional shares of Common Stock and the Newly Available Prior Plan Shares for issuance under the 2014 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Newly Available Prior Plan Shares may not be issued under the Prior Plan and to deregister the Newly Available Prior Plan Shares under the Prior Plan Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on the 1st day of August, 2018.

FARO TECHNOLOGIES, INC.

/s/ Jody S. Gale
Jody S. Gale
Senior Vice President, General Counsel & Secretary

Each person whose signature appears below constitutes and appoints each of SIMON RAAB, ROBERT SEIDEL AND JODY GALE his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Simon Raab	Chairman of the Board, Director, President and Chief Executive Officer (Principal Executive Officer)	August 1, 2018
Simon Raab

/s/ Robert Seidel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 1, 2018
Robert Seidel

/s/ John Caldwell	Director	August 1, 2018
John Caldwell

/s/ Lynn Brubaker	Director	August 1, 2018
Lynn Brubaker

/s/ Stephen R. Cole	Director	August 1, 2018
Stephen R. Cole

/s/ John Donofrio	Director	August 1, 2018
John Donofrio

/s/ Jeffrey A. Graves	Director	August 1, 2018
Jeffrey A. Graves

/s/ Yuval Wasserman	Director	August 1, 2018
Yuval Wasserman